	Significant Subsidiaries of Citigroup Inc.	Exhibit 21.01

       In accordance with SEC rules, the following is a list of Citigroup Inc.'s subsidiaries as of December 31, 2025, other than those subsidiaries, considered in the aggregate as a single subsidiary, that would not constitute a “significant subsidiary” as of December 31, 2025.

This list of subsidiaries will change from year-to-year as a result of changes in Citigroup Inc.'s and its subsidiaries’ results of operations and financial condition, legal entity consolidations and any sales and other dispositions of Citigroup Inc.'s subsidiaries. Accordingly, this list is not representative of the total number of subsidiaries that Citigroup may have at any given time.
Subsidiary Level (a)	Subsidiary	Jurisdiction Name

1	Citicorp Banking Corporation	Delaware
1	Citicorp LLC	Delaware
2	Citi GSCP Inc.	Delaware
3	TRV Investments LLC	Delaware
4	COHM Overseas Mexico Holding, S. de R.L. de C.V.	Mexico
5	Citicorp (Mexico) Holdings LLC	Delaware
6	Grupo Financiero Banamex, S.A. de C.V.	Mexico
7	Banco Nacional de Mexico, S.A., integrante del Grupo Financiero Banamex	Mexico
8	Tarjetas Banamex, S.A. de C.V., SOFOM, E.R.,Integrante del Grupo Financiero Banamex	Mexico
7	Seguros Banamex, S.A. de C.V., integrante del Grupo Financiero Banamex	Mexico
6	Grupo Financiero Citi Mexico, S.A. de C.V.	Mexico
7	Banco Citi Mexico, Sociedad Anonima, Institucion de Banca Multiple, Grupo Financiero Citi Mexico	Mexico
2	Citibank, N.A.	United States
3	Citibank (China) Co., Ltd.	China
3	Citibank Kazakhstan JSC	Kazakhstan
3	Citibank Overseas Investment Corporation	United States
4	Citi Investments Bahamas Ltd.	Bahamas
5	Citi Overseas Holdings Bahamas Limited	Bahamas
6	Citibank Europe plc	Ireland
7	Bank Handlowy w Warszawie S.A.	Poland
6	Citigroup Asia Pacific Holding LLC	Delaware
7	Banco Citibank S.A.	Brazil
5	Citigroup Holding (Singapore) Private Limited	Singapore
6	Citibank Berhad	Malaysia
6	Citibank (Hong Kong) Limited	Hong Kong
6	Citibank Singapore Limited	Singapore
6	Citicorp International Limited	Hong Kong
6	Citicorp Investment Bank (Singapore) Limited	Singapore
4	Citibank Korea Inc.	South Korea
4	Citibank Nigeria Limited	Nigeria
4	Citibank Taiwan Ltd.	Taiwan
4	Citigroup Chile SpA	Chile
4	Citigroup Netherlands B.V.	Netherlands
5	Citibank Anonim Sirketi	Turkiye
3	CitiMortgage, Inc.	New York

2	Citigroup Japan Holdings G.K.	Japan
3	Citigroup Global Markets Japan Inc.	Japan
1	Citigroup Global Markets Holdings Inc.	New York
2	Citigroup Financial Products Inc.	Delaware
3	Citigroup Energy Inc.	Delaware
3	Citigroup Global Markets Europe Finance Limited	England
4	Citigroup Global Markets (International) Finance GmbH	Switzerland
5	Citigroup Global Markets Overseas Finance Limited	Cayman Islands
6	Citigroup Global Markets Hong Kong Holdings Limited	Hong Kong
7	Citigroup Global Markets Asia Limited	Hong Kong
3	Citigroup Global Markets Holdings Bahamas Limited	Bahamas
4	Citigroup Global Markets Limited	England
5	Citigroup Global Markets Europe AG	Germany
3	Citigroup Global Markets Inc.	New York

(a) Indicates the number of subsidiaries levels the subsidiary resides beneath Citigroup Inc.